MICHIGAN DEPARTMENT OF CONSUMER & INDUSTRY SERVICES

BUREAU OF COMMERCIAL SERVICES

Date Received: April 02, 2001

(FOR BUREAU USE ONLY)

This document is effective on the date filed, unless

a subsequent effective date within 90 days after

received date is stated in the document.

Name: MEDIA888, INC.

Address: 9420 TELSTAR AVENUE, SUITE 211

EL MONTE, CA 91731

EFFECTIVE DATE: FILED APRIL 17, 2001

Document will be returned to the name and address you enter above.

If left blank document will be mailed to the registered office.

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

For use by Domestic Profit and Nonprofit Corporations

(Please read information and instructions on the last page)

Pursuant to the provisions of Act 285, Public Acts of 1972 (profit corporations)

or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following certificate:

1. The present name of the corporation is: D.I.T. VENTURES, INC.

2. The identification number assigned by the Bureau is: 200440

3. Article I of the Articles of Incorporation is hereby amended to read as follows:

The name of the corporation is MEDIA888, INC.

4. The foregoing amendment to the Articles of Incorporation was duly adopted on the 12th day of March, 2001 by the shareholders at a meeting the necessary votes were cast in favor of the amendment.

Signed this 26th day of March, 2001.

By: /s/ Kenneth Yeh

Ken Yeh, President, Secretary, Chairman of the Board

Name of Person or organization remitting fees: Preparer's name and business telephone number

Parsons Law Firm Parsons Law Firm

James B. Parsons (425) 451-8036